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                        ARTICLES OF INCORPORATION

                              Claremont House, Corp.

   The undersigned natural person, more than 21 years of age, hereby establishes a corporation pursuant to the statutes of Wyoming and adopts the following Articles of Incorporation:

FIRST:   The name of the corporation is:   Claremont House, Corp.

SECOND:   The Corporation shall have perpetual existence.

THIRD:  (a) Purposes.   The purposes for which the corporation is organized
are as follows: operate a financial services business; to purchase or otherwise acquire, invest in, own, mortgage, pledge, sell assign and transfer or otherwise dispose of, trade, manage, operate, develop, deal in and with all kinds of personal and real property and interest therein; to act as a representative or agent in any capacity for any other corporation, association or other entity, and to conduct, manage and operate any lawful enterprise in connection therewith; to promote, manage, acquire or invest in any business lawful for the Corporation to engage in and in general to carry on any lawful business necessary, suitable or convenient in connection with or incidental to the accomplishment of any corporate purpose, or designed directly or indirectly to promote the interest of the Corporation or to enhance the value of its properties or services, whether such business is similar in nature to the foregoing purposes, or otherwise.

(b) Powers.   In furtherance of its lawful purposes the Corporation shall have and may exercise all the rights, powers and privileges now or hereafter
exercisable by corporations organized under the laws of Wyoming.   In
addition, it may do everything necessary, suitable, convenient or proper for the accomplishment of any of its corporate purposes.

FOURTH:   The aggregate number of shares which the Corporation shall have authority to issue is five Hundred million (500,000,000) shares of Common Stock with .00001 par value.

FIFTH:   The shareholders of the Corporation shall not have cumulative voting rights in the election of directors.

SIXTH:   The shareholders of the Corporation shall not have any pre-emptive rights.

SEVENTH:   The Board of Directors may from time to time distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of Wyoming.

EIGHTH:   The following provisions are inserted for the regulation of the internal affairs of the Corporation, and they are in furtherance of and not in limitation or exclusion of the powers conferred by law:

(a) Contracts with directors, etc.   No contract or other transaction of the
Corporation with any other person, firm or corporation, or in which this Corporation is interested, shall be affected or invalidated by: (I) The fact that any one or more of the directors or officers of this Corporation is interested in or is a director or officer of another corporation; or (ii) The fact that any director of officer, individually or jointly with others, may
be party to or may be interested in any such contract or transaction.   Each
person who may become a director or officer of the Corporation is hereby relieved from any liability that might otherwise arise by reason of his contracting with the Corporation for the benefit of himself or any firm or corporation in which he may be in any way interested.

(b) Negation of equitable interest in shares or rights. The corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purpose, including all rights deriving from such shares, and shall be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares, on the part of any other person, including but without limiting the generality hereof, a purchaser, assignee or transferee of such shares or of rights deriving from such shares, unless and until such purchaser, assignee, transferee or other person becomes the registered holder of such shares, whether or not the Corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person; and no such purchaser, assignee, transferee or other person shall be entitled to receive notice of the meetings of the shareholders, to vote at such meetings, to examine a list of the shareholders, or to own, enjoy or exercise any other property or rights deriving from such shares against the Corporation, until such purchaser, assignee, transferee or other person has become the registered holder of such shares.




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(c)  Restrictions on transfer of stock.   The Corporation is granted the
right to impose such restrictions on the transfer of the shares as a majority of the Board of Directors deems necessary, advisable or proper.

NINTH:   The address of the initial registered office of the Corporation 506
Hunt. St., Gillette, Wyoming 82716.   The name of its initial registered
agent at such address is Joe Banks.

TENTH:   The number of directors of this corporation shall not be less than three, provided however, in the event there are fewer than three stockholders, the number of directors shall be the same as the number of
shareholders.   The name and address of the original director shall be:

Robert A. Hildebrand
506 Hunt St.
Gillette, Wyoming 82716

ELEVENTH:   The name and address of the incorporator is:

Robert A. Hildebrand
506 Hunt St.
Gillette, Wyoming 82716

January 6, 1995


/s/ Robert A. Hildebrand
---------------------------
Robert A. Hildebrand